EXHIBIT 12.1

[•], 2020

Draganfly Inc.
2108 St. George Avenue
Saskatoon, SK
S7M 0K7

Dear Sirs/Mesdames:

Re: Draganfly Inc.

We have acted as Canadian counsel to Draganfly Inc., a British Columbia Company (the “Company”), in connection with the Company’s filing of an offering statement on Form 1-A filed on the date hereof (the “Offering Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Regulation A under the U.S. Securities Act of 1933, as amended (the “Act”). The Offering Statement contemplates the offering (the “Offering”) of up to [•] units (the “Units”) of the Company to raise aggregate gross proceeds of up to US$[•].

Each Unit consists of: (i) one common share in the capital of the Company (“Common Share”) (each, a “Share”), for an aggregate of up to [•] Shares, and (ii) one common share purchase warrant (a “Warrant”), for an aggregate of up to [•] Warrants. Each Warrant entitles the holder thereof to purchase one Common Share (each, a “Warrant Share”) at an exercise price of US$[•] per Warrant Share, and is exercisable starting from the date of issuance until any time prior to the date that is [•] years from the date of issuance. If the maximum Offering is completed and the Warrants are exercised in full, the maximum gross proceeds from the sale of Units in the Offering (including the proceeds from the issuance of all Warrant Shares upon exercise of Warrants issued in the Offering) is US$[•].

For the purposes of this opinion, the Units, Shares, Warrants and Warrant Shares shall be collectively referred to as the “Securities”.

This opinion letter is furnished to you at your request in accordance with the requirements of Item [17(12)] of Form 1-A in connection with the filing of the Offering Statement.

For the purposes of this opinion, we have examined and relied on, but have not participated in the preparation of, among other things, the following:

(a)	a certified copy dated [June •], 2020 of the constating documents of the Company including, articles and notice of articles of the Company;

(b)	a Certificate of Good Standing dated [June •], 2020 issued pursuant to the Business Corporations Act (British Columbia) with respect to the Company (the “Certificate of Good Standing”); and

(c)	resolutions of the directors of the Company relating to the Offering and the transactions contemplated thereby, including resolutions of the directors approving, among other things, the Offering, the form of subscription agreement to be entered into between the Company and purchasers of the Units and the form of the certificate representing the Warrants.

Gowling WLG (Canada) LLP Suite 2300, Bentall 5, 550 Burrard Street Vancouver BC V6C 2B5 Canada	T +1 604 683 6498 F +1 604 683 3558 gowlingwlg.com

Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

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We have examined originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company or other corporations, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments all as we believe necessary and relevant as the basis of the opinion set forth herein. We have relied, exclusively and without independent investigation or inquiry, upon a certificate of an officer of the Company dated as of the date hereof (the “Officer’s Certificate”) addressed to Gowling WLG (Canada) LLP, as to the facts referred to therein.

We have also considered such questions of law and examined such statutes, regulations and orders, certificates, records of corporate proceedings and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Company including, without limitation, the Officer’s Certificate.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarized or photostatic copies or facsimiles and the authenticity of all originals of such documents. We have also assumed the completeness and accuracy of all certificates of public officials and corporate officials, that the parties delivering any certificates other than those executing certificates on behalf of the Company have been duly appointed to the positions indicated and have the power, capacity and authority to certify the information contained therein and that the certificates referred to herein, if dated earlier than the date hereof, continue to be accurate as of the date hereof. To the extent that any certificates upon which we have relied are based on any assumption, are given in reliance on any other certificate or other document or are made subject to any limitation, qualification or exception, our opinion given in reliance thereon is also based on such assumption, is given in reliance on such other certificate or other document and is subject to such limitation, qualification or exception.

We are qualified to carry on the practice of law in the Province of British Columbia. The opinion hereinafter expressed is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

In giving the opinion expressed below, we have assumed:

(a)	that all persons, other than the Company, executing documents on behalf of themselves or on behalf of another party have been duly authorized to do so and that such documents have been validly executed and delivered by and constitute legal, valid and binding and enforceable obligations of such parties in accordance with the terms of such documents;

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(b)	the completeness and accuracy of the Company’s corporate records as filed in the minute books of the Company;

(c)	that all cheques, bank drafts and other methods of payment delivered in consideration for the Units will be honoured upon presentation or will otherwise result in receipt by the Company of the funds represented by such cheques, bank drafts or other methods of payment;

(d)	that at the time of any distribution or trade of the Securities or the Warrant, no order, ruling or decision has been issued or granted by a securities regulatory authority or any court or other regulatory or administrative authority that has the effect of prohibiting or restricting the distribution or trade of the Offered Securities or the Warrant Shares, as the case may be, or affecting any person who engages in any such distribution or trade;

(e)	the Units will be offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Offering Statement; and

(f)	Whenever our opinion refers to Common Shares to be issued as being “fully paid and non-assessable”, such opinion indicates that the holder of such Securities cannot be required to contribute any further amounts to the Company by virtue of his, her or its status as holder of such Securities, either in order to complete payment for the Securities, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy of any consideration received for such Securities.

Based and relying upon and subject to the foregoing and the qualifications expressed below, we are of the opinion that:

1.	The Company is a valid and existing company and is in good standing with respect to the filing of annual reports with the British Columbia Registrar of Companies.

2.	The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Shares are issued and sold in the manner and under the terms described in the Offering Statement, will be validly issued, fully paid and non-assessable.

3.	The Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in accordance with and in the manner described in the Offering Statement, shall be validly created and issued by the Company.

4.	The Warrants constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

5.	The Units constitute valid and binding obligations of the Company and have been duly authorized by all necessary corporate action on the part of the Company.

6.	The Warrant Shares have been reserved and authorized for issuance and such Warrant Shares, when issued and delivered by the Company in accordance with the terms and conditions of the certificates representing the Warrants against payment of the exercise price therefor, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

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The opinion expressed in this letter is subject to the following exceptions and qualifications:

(a)	in expressing the opinion set forth in paragraph 1 above with respect to the existence and good standing of the Company, we have relied exclusively and without independent investigation upon the Certificate of Good Standing.

(b)	insofar as our opinion in paragraph 4 relates to the legality, validity, binding nature or enforceability of the Warrants, such opinion is subject to:

(i)	any applicable bankruptcy, insolvency, moratorium, arrangement, winding‑up laws or similar laws affecting the enforcement of creditors’ rights generally and laws regarding limitations of action;

(ii)	general principles of equity, including the principle that the granting of equitable remedies such as specific performance and injunctive relief is within the discretion of a court of competent jurisdiction;

(iii)	the powers of a court of competent jurisdiction to grant relief from forfeiture, to stay proceedings before it and to stay execution on judgments;

(iv)	the qualification that the costs of and incidental to all proceedings authorized to be taken in court are in the discretion of the court and the court has full power to determine by whom and to what extent such costs shall be paid;

(v)	the qualification that the enforceability of the Warrants will be subject to the Limitation Act (British Columbia);

(vi)	the qualification that rights to indemnity and contribution may be limited by applicable law;

(vii)	the qualification that judgment debts in the Province of British Columbia may be limited to the interest rate established pursuant to the Court Order Interest Act (British Columbia);

(viii)	the qualification that a court may require the discretionary powers expressed to be conferred on any party to such agreement or other document to be exercised reasonably and in good faith notwithstanding any provisions to the contrary and may decline to accept as conclusive factual or legal determinations described as conclusive therein;

(ix)	the qualification that any provision in such agreement or other document which purports to sever from such agreement or other document, as the case may be, any provision therein which is prohibited or unenforceable under applicable law without affecting the validity of the remainder of the agreement or other document, as the case may be, would be enforced only to the extent that the court determined that such prohibited or unenforceable provision could be severed without impairing the interpretation and application of the remainder of the agreement or other document, as the case may be; and

(x)	the qualification that the effectiveness of terms exculpating a party from liability or duty otherwise owed by it to another and certain remedial terms and waivers of equitable defences provided for in such agreement, indenture or other document are limited by law.

(c)	our opinion is based on legislation, regulations and rulings in effect on the date hereof and we disclaim any obligation or undertaking to advise any person of any change in the law or fact which may come to our attention after the date hereof.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Offering Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

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This opinion relates exclusively to the transaction outlined above and is for the sole use and benefit of the persons to whom it is addressed. Accordingly, this opinion may not be delivered to, or relied upon, by any other person or used in connection with any other transaction without our prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

Yours truly,

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